UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 6, 2009

XETA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	0-16231	73-1130045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1814 West Tacoma, Broken Arrow, Oklahoma	74012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  918-664-8200

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01  Entry into a Material Definitive Agreement.

On November 6, 2009, XETA Technologies, Inc. (the “Company”) entered into a Loan Agreement (the “Agreement”) for a senior secured revolving line of credit with Commerce Bank, N.A. (the “Bank”).  The Agreement replaces the Company’s existing credit facility with Bank of Oklahoma, N.A.

The Agreement, which has a twelve (12) month maturity, provides $8,500,000.00 to fund acquisitions and for working capital purposes, including the issuance of commercial Letters of Credit, and is secured by a lien on the Company’s assets.

The rate of interest is the greater of the LIBOR Rate (as defined under the Agreement) plus 3.00%, or 4.50% per annum.  The Agreement is governed by a Borrowing Base, defined as 75% of Eligible Receivables plus 50% of Eligible Inventory (subject to a $2,000,000 cap), all as further defined in the Agreement, plus $2,000,000 (representing 50% of the accepted appraised value of the Company’s real estate).

The Agreement contains covenants and restrictions that require the Company to maintain (i) a Fixed Charge Coverage of not less than 1.25:1.00, (ii) a Funded Debt to EBITDA ratio no greater than 2.50:1.00 and (iii) a Minimum Tangible Net Worth of $10,000,000.00.  The Agreement requires Bank approval for acquisitions in excess of $2,000,000.00.  It allows for stock repurchases pursuant to the Company’s repurchase program announced October 29, 2008.

The above description of the Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Agreement and is qualified in its entirety by reference to the Agreement and the related Promissory Note, copies of which are attached hereto as Exhibits 10.1 and 10.2.

Item 1.02  Termination of a Material Definitive Agreement.

On November 6, 2009, the Company terminated its Revolving Credit and Term Loan Agreement with Bank of Oklahoma, N.A. as last amended on October 6, 2009, by paying off its then outstanding note of $1,184,500.92 from existing cash balances.

Item 9.01  Financial Statements and Exhibits.

(d)                     Exhibits

10.1	Loan Agreement between Commerce Bank, N.A. and the Company dated November 6, 2009.

10.2	Promissory Note dated November 6, 2009 for $8,500,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XETA Technologies, Inc.
(Registrant)

Dated: November 10, 2009	By	/s/ Robert B. Wagner
Robert B. Wagner, Chief Financial Officer